Exhibit 1

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-0234 Fax: 1-604-688-0094
FOR IMMEDIATE RELEASE
PERU COPPER ANNOUNCES REQUEST FOR TRADING HALT
Vancouver, British Columbia, Canada, June 7, 2006 - Peru Copper Inc. (TSX:PCR / AMEX:CUP / BVL: CUP) (“Peru Copper” or the “Company”) announced today that the American Stock Exchange and the Toronto Stock Exchange halted trading in its shares at the request of the Company. The Company further announced that it is concerned about unusual trading activity in its shares, in light of public comments made by Southern Copper Corporation in recent days regarding its intention to submit a bid for Peru Copper.
The Company informs the market that today Southern Copper Corporation submitted a frivolous bid to the Company and the Company believes that Southern Copper Corporation had no intention of making a legitimate bid. The Company further notes that the public statements by Southern Copper Corporation were made in direct contravention of its contractual obligations and despite written warnings from Peru Copper that Southern Copper Corporation’s actions were causing imminent harm to Peru Copper and to its shareholders. Peru Copper is evaluating its legal options with respect to this matter with its legal advisers in order to protect the interests of the Company and of its shareholders.
The Company further informs the market that it expects to receive today indications of interest from other companies that have previously expressed interest in Peru Copper and its Toromocho Project. The Company also notes that, consistent with its policy, it will release information on any material developments relating to its current process of evaluating strategic alternatives as soon as practical after they have occurred.
In November 2005, the Company announced that it had commenced a process to evaluate strategic alternatives intended to maximize shareholder value from its Toromocho Copper Project. Those alternatives may include a sale of a portion of the Toromocho Project to a strategic partner to assist in the development of the Toromocho Project, a sale of the project or of the Company; or development of the Toromocho Project by the Company itself. Peru Copper’s strategic review continues and the Company has no material information to disclose relating to the process at this time. The Company will keep shareholders informed of any material developments as they occur.
Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.

For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.
Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Forward-Looking Statements:
Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.
Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.